As filed with the Securities and Exchange Commission on May 29, 2020

Registration Statement No. 333-[______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number) 15 West 38th St., 10th Floor New York, NY 10018 (917) 438-4353	20-8099512 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Angelos M. Stergiou, M.D., Sc.D., h.c.

President and Chief Executive Officer

SELLAS Life Sciences Group, Inc.

15 West 38th St., 10th Floor

New York, NY 10018

(917) 438-4353

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel I. Papernik Daniel A. Bagliebter Mintz, Levin, Ferris, Cohn, Glovsky & Popeo, P.C. 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000	Barbara Wood Executive Vice President, General Counsel & Secretary SELLAS Life Sciences Group, Inc. 15 West 38th St., 10th Floor New York, NY 10018 Tel: (917) 438-4353

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.0001 par value per share, underlying the investor warrants	818,900	$3.93	$3,218,277	$417.73

(1)	All of the shares of common stock offered hereby are for the account of selling stockholders and consist of 818,900 shares issuable upon the exercise of warrants (the “Warrants”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based upon the higher of (i) the price at which the warrants may be exercised, and (ii) $3.67, the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on May 27, 2020, which date is a date within five business days of the filing of this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2020

PRELIMINARY PROSPECTUS

818,900 Shares of Common Stock

This prospectus relates to the resale of up to 818,900 shares of our common stock issuable upon exercise of certain outstanding warrants issued by us in a private placement.

We are not selling any shares of common stock and will not receive any proceeds from the sale of the warrant shares by the selling stockholders under this prospectus. Upon the exercise of the warrants for all 818,900 shares of our common stock by payment of cash, however, we will receive aggregate gross proceeds of approximately $3.2 million.

These shares will be resold from time to time by the entities listed in the section titled “Selling Stockholders” beginning on page 6, which we refer to as the selling stockholders. The shares of common stock offered under this prospectus by the selling stockholders are issuable upon exercise of warrants issued in a private placement pursuant to the Securities Purchase Agreement entered into by and among SELLAS Life Sciences Group, Inc. and the selling stockholders, dated as of January 9, 2020 (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 8. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is traded on The Nasdaq Capital Market under the symbol “SLS”. On May 27, 2020, the last reported sale price of our common stock was $3.60 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May [___], 2020.

You should rely only on the information we have included or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any representation other than those contained or incorporated by reference into this prospectus. You must not rely upon any information or representation not contained or incorporated by reference into this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or securities are sold, on a later date.

“SELLAS Life Sciences Group, Inc.,” “SELLAS,” the SELLAS logo, and other trademarks or service marks of SELLAS appearing in this prospectus are the property of our company. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies. Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the information incorporated by reference herein. You should read all such documents carefully, especially the risk factors and our audited consolidated financial statements and the related notes included herein, before deciding to buy our securities. Unless the context requires otherwise, references in this prospectus to “SELLAS,” “Company,” “we,” “us” and “our” refer to SELLAS Life Sciences Group, Inc. and our subsidiaries.

Company Overview

We are a late-stage clinical biopharmaceutical company focused on developing novel cancer immunotherapeutics for a broad range of cancer indications. Our product candidates currently include galinpepimut-S and nelipepimut-S.

Pipeline

Galinpepimut-S, or GPS

Our lead product candidate, galinpepimut-S, or GPS, is a cancer immunotherapeutic agent licensed from Memorial Sloan Kettering Cancer Center, or MSK, that targets the Wilms tumor 1, or WT1, protein, which is present in 20 or more cancer types. Based on its mechanism of action as a directly immunizing agent, GPS has potential as a monotherapy or in combination with other immunotherapeutic agents to address a broad spectrum of hematologic, or blood, cancers and solid tumor indications.

In January 2020, we commenced a Phase 3 trial for GPS monotherapy in patients with acute myeloid leukemia, or AML, in the maintenance setting after achievement of their second complete remission, or CRem2, following successful completion of second-line antileukemic therapy, which we refer to as the REGAL study. We expect this study will be used as the basis for a Biologics License Application, or BLA, submission, subject to a statistically significant and clinically meaningful data outcome and agreement with the U.S. Food & Drug Administration, or the FDA. The study is expected to enroll approximately 116 patients at approximately 50 clinical sites in the United States and Europe and is contemplated to have a planned interim safety and futility analysis after 80 events (deaths).

In December 2018, we initiated a Phase 1/2 multi-arm (“basket” type) clinical study of GPS in combination with Merck & Co., Inc.’s anti-PD-1 therapy, Keytruda® (pembrolizumab). We plan to enroll up to approximately 90 patients at up to 20 centers in the United States. The initial tumor types being studied are ovarian cancer (second or third line) and colorectal cancer (third or fourth line) with up to approximately 40 patients in total in these two indications, to be followed by AML (in patients having achieved partial response as their best hematological response after four cycles of therapy with hypomethylating agents), triple negative breast cancer, or TNBC, (second line), and small cell lung cancer, or SCLC.

GPS was granted Orphan Drug Product Designations from the FDA, as well as Orphan Medicinal Product Designations from the European Medicines Agency, or EMA, for GPS in AML, malignant pleural mesothelioma, or MPM, and multiple myeloma, or MM, as well as Fast Track Designation for AML, MPM, and MM from the FDA.

Nelipepimut-S or NPS

Nelipepimut-S, or NPS, is a cancer immunotherapy targeting the human epidermal growth factor receptor 2, or HER2, expressing cancers. Data presented in 2018 from a Phase 2b clinical trial of the combination of trastuzumab (Herceptin®) plus NPS in HER2 low expressing (1+ or 2+ per immunohistochemistry, or IHC) breast cancer patients in the adjuvant setting to prevent recurrences showed a clinically and statistically significant improvement in the disease-free survival, or DFS, rate for the TNBC cohort at 24 months for patients treated with NPS plus trastuzumab of 92.6% compared to 70.2% for those treated with trastuzumab alone. Following ongoing discussions with the FDA and based upon written feedback from the FDA and on the totality of clinical, safety and translational NPS data to date, we have finalized the design and plan for a Phase 3 registration-enabling study of NPS in combination with trastuzumab for the treatment of patients with TNBC in the adjuvant setting after standard treatment. If successful, we believe this study may be considered as the basis for a BLA submission to the FDA. We are seeking out-licensing opportunities to fund and conduct the future clinical development of NPS in order to maximize the potential of the program and we do not plan to conduct and fund a Phase 3 program for NPS on our own.

FBP-targeting bivalent vaccine (GALE-301/-302)

In order to prioritize development of our core assets, we have determined to cease development of GALE-301 and GALE-302, cancer immunotherapies that target the E39 peptide derived from the folate binding protein, or FBP, which were licensed in from The Henry M. Jackson Foundation, or HJF, and the MD Anderson Cancer Center, or MDACC. We are currently negotiating a termination of the license agreement with HJF and MDACC.

The chart below summarizes the current status of our clinical development pipeline:

Cancer Immunotherapy Market Overview

According to a January 2020 report by Kelly Scientific Publications, cancer immunotherapy drugs have already captured nearly 50% of the overall oncology drugs market in 2019, generating about $75 billion in that year alone, and are forecast to surpass $115 billion in 2023. Additionally, an October 2019 Allied Market Research report on the estimated entire market value of oncology drugs (of any type) suggests that cancer immunotherapies could represent up to 77% of that total value by 2023. According to a report published in September 2018, it was projected that approximately 70% of the 2019 immunotherapy market would be comprised of checkpoint inhibitors (~30% of the market share), immune synapse co-stimulators and bispecific monoclonal antibodies (~40% of the market share), as well as approximately 30% of other immunotherapies, including chimeric antigen receptor (CAR) T-cell therapies and other cell-based modalities (e.g., ex vivo modified natural killer or NK cells). It is predicted that the checkpoint inhibitor market share will decrease slightly by 2023, reaching a 27% value (from a 30% value in 2019), as novel therapies, including peptide cancer active immunizers (vaccines) such as our product candidates, GPS and NPS and cell-based therapies, advance into regulatory approvals and use in the cancer market.

The total number of newly diagnosed patients with AML per year in the United States is approximately 21,450 (2019 epidemiological data: American Cancer Society). It is estimated that the number of adult patients of any age with AML in the United States per year who successfully enter into CRem2, the indication of our REGAL study, is approximately 2,000 patients and approximately 4,700 patients outside of the United States in the rest of the world, or ROW, while the number of patients who achieve CRem1 is estimated to be approximately 16,400 patients in the United States and approximately 38,100 patients ROW. The number of patients potentially eligible for GPS maintenance therapy after achievement of CRem2 status is approximately 1,200 patients in the United States and approximately 2,800 patients ROW.

Recent Developments

On March 11, 2020, the World Health Organization declared the outbreak of a new coronavirus to be a “pandemic.” First identified in 2019 and known now as COVID-19, the outbreak has resulted in various “stay-at-home” and “shutdown” orders through the various states in the United States as well as most countries worldwide. The pandemic has impacted millions of individuals and businesses worldwide. As we have functioned operationally as a semi-virtual company, the transition to “work-from home” for our employees has not materially altered our business operations. Our Phase 3 REGAL study is in its early stages, with the necessary work to activate additional sites in the United States and Europe continuing without material interruption. Screening is ongoing at the majority of the sites in the GPS + pembrolizumab combination study although certain sites have limited operations to some extent. Due to the uncertainty of these limitations regarding the sites, we now expect initial clinical data in the first half of 2021. We have been informed by MSK that while it is continuing to dose the patients already enrolled in the MPM IST, it is not currently enrolling additional patients. We believe that the COVID-19 pandemic has not materially impacted our efforts to out-license NPS. The extent to which the coronavirus impacts the Company's operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, the re-emergence of a second outbreak in the fall or winter, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. In particular, the continued spread of the coronavirus globally could adversely impact the Company's clinical trial operations and could have an adverse impact on the Company's business and the Company's financial results.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	Our business may be adversely affected by the recent coronavirus outbreak.

•	We have incurred substantial losses since our inception and anticipate that we will continue to incur substantial and increasing losses for the foreseeable future.

•	We will need significant additional financing to fund our operations and complete the development and, if approved, the commercialization of our product candidates. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

•	We currently have no source of revenues. We may never generate revenues or achieve profitability.

•	We expect to continue to incur significant operating and non-operating expenses, which may make it difficult for us to secure sufficient financing and may lead to uncertainty about our ability to continue as a going concern.

•	We have announced that we are considering strategic alternatives in order to maximize stockholder value. We may not be able to identify or consummate a suitable transaction as a result of this review.

•	We have been involved in multiple legal and governmental proceedings, and may in the future be involved in proceedings, relating to the commercial activities of our predecessor that could adversely affect our financial condition and our business.

•	We are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed, and if we fail to meet our obligations under our license agreements, we may lose the ability to develop our product candidates.

•	We are currently a clinical-stage biopharmaceutical company with product candidates in clinical development. If we are unable to successfully develop and commercialize product candidates or experiences significant delays in doing so, our business may be materially harmed.

•	Our future success is dependent on the regulatory approval of our product candidates.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 13, 2020, or the 2019 Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 as filed with the SEC on May 14, 2020, or the 2020 Form 10-Q, and our Current Reports on Form 8-K as filed with the SEC, as described in the section entitled “Incorporation of Documents by Reference” beginning on page 14 of this prospectus.

Our Corporate Information

We were incorporated on April 3, 2006 in Delaware as Argonaut Pharmaceuticals, Inc. On November 28, 2006, we changed our name to RXi Pharmaceuticals Corporation and began operations in January 2007. On September 26, 2011, we changed our name to Galena Biopharma, Inc. In December, 2017, we completed the business combination with the privately held Bermuda exempted company, Sellas Life Sciences Group Ltd., or Private SELLAS, which we refer to throughout the registration statement of which this prospectus forms a part as the “Merger.” As a result of the Merger, our business is now substantially comprised of the business of Private SELLAS. Upon completion of the Merger, we changed our name from “Galena Biopharma, Inc.” to “SELLAS Life Sciences Group, Inc.,” our common stock began trading on The Nasdaq Capital Market under a new ticker symbol “SLS” on January 2, 2018 and our financial statements became those of Private SELLAS.

Our principal executive offices are located at 15 West 38th Street, 10th Floor, New York, NY 10018, and our phone number is (917) 438-4353. Our website address is www.sellaslife.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants

On January 9, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering directly to the Investors (the “Registered Offering”), (i) an aggregate of 1,189,000 shares (the “Shares”) of our common stock at an offering price of $3.9825 per share and (ii) an aggregate of 448,800 pre-funded warrants exercisable for shares of common stock (the “Pre-Funded Warrants”) at an offering price of $3.9725 per Pre-Funded Warrant, for gross proceeds of approximately $6.5 million before deducting the placement agent fee and related offering expenses.

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), we agreed to issue to the Investors who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares and the Pre-Funded Warrants, the “Securities”) exercisable for an aggregate of 818,900 shares of common stock at an exercise price of $3.93 per share. Each Warrant was immediately exercisable and will expire five and one-half years from the issuance date. The Warrants and the shares of our common stock issuable upon the exercise of the Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. We closed such Offerings on January 13, 2020.

THE OFFERING

Securities offered by the selling stockholders	818,900 shares.

Common Stock to be outstanding after this offering, assuming exercise of the Warrants issued pursuant to the Purchase Agreement	7,536,800 shares.

Terms of the offering	The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Use of Proceeds	We may receive up to approximately $3.2 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used to advance our clinical programs and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	Our common stock is quoted on The Nasdaq Capital Market under the symbol “SLS.”

Except as otherwise indicated herein, the number of shares of our common stock to be outstanding after this offering is based on 6,717,900 shares of common stock outstanding as of March 31, 2020 and excludes:

•	1,210,148 shares of Common Stock issuable as of the date hereof upon the exercise of common stock warrants outstanding as of March 31, 2020 at a weighted average exercise price of $34.01 per share;

•	193,520 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 2020 at a weighted-average exercise price of $14.23 per share;

•	170,000 shares of Common Stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2020 at a weighted-average grant date fair value of $1.89 per share;

•	114,689 shares of Common Stock available for future issuance under the 2019 Equity Incentive Plan as of March 31, 2020; and

•	8,302 shares of Common Stock available for future issuance under the Employee Stock Purchase Plan as of March 31, 2020.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks, uncertainties and assumptions contained in this prospectus and discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2019, as revised or supplemented by subsequent filings, which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Our business, financial condition, results of operations and future growth prospects could be materially and adversely affected by any of these risks. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the 2019 Form 10-K entitled “Business,” and in the 2019 Form 10-K and the 2020 Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	the extent to which our business may be adversely affected by the recent COVID-19 outbreak;

•	our projected financial position and estimated cash burn rate;

•	our estimates regarding expenses, future revenues and capital requirements;

•	our ability to continue as a going concern;

•	our need to raise substantial additional capital to fund our operations;

•	the success, cost and timing of our clinical trials;

•	our dependence on third parties in the conduct of our clinical trials;

•	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;

•	the potential that results of preclinical and clinical trials indicate our current product candidates or any future product candidates we may seek to develop are unsafe or ineffective;

•	the results of market research conducted by us or others;

•	our ability to obtain and maintain intellectual property protection for our current product candidates;

•	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

•	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

•	our reliance on third-party suppliers and manufacturers;

•	the success of competing therapies and products that are or become available;

•	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

•	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidates;

•	market acceptance of our product candidates, the size and growth of the potential markets for our current product candidates and any future product candidates we may seek to develop, and our ability to serve those markets; and

•	the successful development of our commercialization capabilities, including sales and marketing capabilities.

Our current product candidates are undergoing clinical development and have not been approved by the FDA or the European Commission. These product candidates have not been, nor may they ever be, approved by any regulatory agency or competent authorities nor marketed anywhere in the world.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” beginning on page 5 of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling stockholders pursuant to this prospectus. We may receive up to approximately $3.2 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used to advance our clinical programs and for general corporate purposes.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Prospectus Summary—Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants” on page 3 of this prospectus. We are registering the shares of common stock issuable upon exercise of the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the Purchase Agreement and other financings completed by us, the selling stockholders have not had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each selling stockholder, including (i) the shares of our common stock beneficially owned by the selling stockholder prior to this offering, (ii) the number of shares being offered by the selling stockholder pursuant to this prospectus and (iii) the selling stockholder’s beneficial ownership after completion of this offering. The registration of the shares of common stock issuable to the selling stockholders upon the exercise of the Warrants does not necessarily mean that the selling stockholders will sell all or any of such shares, but the number of shares and percentages set forth in the final two columns below assume that all shares of common stock being offered by the selling stockholders are sold.

The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock subject to warrants held by that selling stockholder that are exercisable within 60 days after May 29, 2020, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 6,717,900 shares of common stock outstanding on May 14, 2020.

This prospectus covers the resale of 818,900 shares of our common stock that may be sold or otherwise disposed of by the selling stockholders. Such shares are issuable to the selling stockholders upon the exercise of the Warrants. The Warrants are immediately exercisable on the date of their issuance and expire five and a half (5.5) years from the date they became exercisable. All of the Warrants have an exercise price of $3.93 per share. See “Prospectus Summary —Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants” above for a complete description of the Warrants. The selling stockholders may sell all, some or none of their shares in this offering, but the number of shares and percentages set forth in the final two columns below assume that all shares of common stock being offered by the selling stockholders are sold. See “Plan of Distribution.”

Selling Security Holder (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Number of Shares of Common Stock Underlying Warrants Offered Hereby (3)	Number of Shares of Common Stock Beneficially Owned After Offering (4)	% of Shares of Common Stock Beneficially Owned After Offering (4)
Anson Investments Master Fund LP (5)	409,900	409,900	0	*
CVI Investments, Inc. (5)	415,323	409,000	6,323	*

*	Less than one percent.

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholder, including reports and amendments thereto filed with the SEC on Schedule 13D and Schedule 13G.

(2)	The shares of common stock underlying warrants are convertible or exercisable within 60 days of May 29, 2020.

(3)	The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the common stock.

(4)	Assumes the exercise in full of the warrants and sale of all warrant shares registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(5)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering. The principal business address of Heights is PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes the material terms and provisions of our common stock and our preferred stock. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended to date, that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference into this prospectus. The terms of these securities may also be affected by the Delaware General Corporation Law, or the DGCL. The summary below is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect at the time of any offering of securities under this prospectus.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 350,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

As of March 31, 2020, there were:

•	6,717,900 shares of common stock outstanding;

•	193,520 shares of common stock issuable upon exercise of outstanding options;

•	170,000 shares of common stock issuable upon settlement of outstanding RSUs; and

•	warrants outstanding for the purchase of an aggregate of 1,120,148 shares of common stock;

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our dissolution or liquidation, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all our debts and other liabilities and the satisfaction of any preferential rights that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Fully-paid

All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the resolutions containing the terms of each class or series of the preferred stock which have been or will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Our board of directors will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing;

•	the provisions for a sinking fund;

•	the provisions for redemption or repurchase and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities, and the conversion rate or conversion price, or how they will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and the exchange rate or exchange price, or how they will be calculated, and the exchange period;

•	voting rights of the preferred stock;

•	preemptive rights;

•	restrictions on transfer, sale or other assignment;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, they will be validly issued, fully paid and non-assessable.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of our preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Warrants

As of March 31, 2020, we had warrants outstanding to purchase 1,120,148 shares of our common stock.

Possible Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors is divided into three classes. The directors designated as Class I directors have terms expiring at the annual meeting of stockholders in 2020. The directors designated as Class II directors will have terms expiring at the annual meeting of stockholders in 2021, and the directors designated as Class III directors will have terms expiring at the annual meeting of stockholders in 2022. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. In order to more evenly divide the classes of directors, and consistent with our amended and restated bylaws, John Varian has agreed that, if he is reelected at the 2020 annual meeting as a Class I director, he will resign from his Class I director seat, and the Board will simultaneously appoint him to a newly created directorship in Class III. As a result, Mr. Varian would be up for reelection with other Class III directors at the 2022 annual meeting, rather than with the Class I directors at the 2023 annual meeting.

At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Removal of Directors

Our amended and restated bylaws provide that our stockholders may only remove our directors with cause.

Amendment

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the affirmative vote of the holders of at least 75% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders and the indemnification of directors. Further, any amendments of our bylaws must be approved by our stockholders as our amended and restated certificate of incorporation does not authorize our board of directors to amend our bylaws.

Size of Board and Vacancies

Our amended and restated bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that only the Chairman of our board of directors, our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of directors we would have if there were no vacancies may call special meetings of our stockholders.

Stockholder Action by Unanimous Written Consent

Our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws provide advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of board of directors or a committee of our board of directors.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that is possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or costlier to obtain control of our company. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Listing on The Nasdaq Capital Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLS”. On May 27, 2020, the closing price of our common stock was $3.60 per share. As of May 27, 2020, we had approximately 26 stockholders of record.

The applicable prospectus supplement will contain information, where applicable, as to other listing, if any, on The Nasdaq Capital Market or other securities exchange of the preferred stock covered by such prospectus supplement.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021. Its telephone number is (201) 680-4503.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of our securities under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including SELLAS Life Sciences Group, Inc. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.sellaslife.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33958):

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2020;

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 14, 2020;

•	our Current Reports on Form 8-K, filed with the SEC on January 7, 2020, January 10, 2020, and March 13, 2020; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 8, 2008, as amended on February 12, 2008, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to SELLAS Life Sciences Group, Inc., Attention: Corporate Secretary, 15 West 38th Street, 10th Floor, New York, New York 10018. Our phone number is (917) 438-4353.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all which will be paid by the Registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., filing fee.

Amount
Securities and Exchange Commission registration fee	$417.73
Accountant’s fees and expenses	15,000
Legal fees and expenses	30,000
Miscellaneous	10,000

Total expenses	$45,417.73

Item 14.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws, each as amended, which limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws, as amended, provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and bylaws, each as amended, which are filed as Exhibits 3.1 and 3.3, provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent Sales of Unregistered Securities.

Since March 31, 2017, the registrant has issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the registrant believes that, except as set forth below, each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) or Section 3(a)(10) thereof and/or Regulation D or Regulation S promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant.

a)	In July 2017, the registrant entered into a binding settlement term sheet, pursuant to which the registrant agreed to pay a portion of the settlement agreement ($1,250,000) in unrestricted shares of its common stock, which valuation will be based on the volume-weighted average closing price for the 20 trading days immediately preceding the day before the transfer of the settlement stock to the settlement fund pursuant to the terms and conditions of the settlement. Such shares were issued in June 2018.

b)	In February-May 2018, the registrant issued an aggregate of 1,092 shares of its common stock in exchange for the surrender and cancellation of warrants to acquire 2,433 shares of its common stock, and $1.0 million in convertible promissory notes in exchange for the surrender and cancellation of warrants to acquire 8,253 shares of its common stock, pursuant to individual agreements with nine accredited investors; the cancelled warrants were issued to the holders thereof in a February 2017 registered offering. In April 2018, $0.8 million of outstanding principal and accrued interest of the convertible promissory notes was converted into 2,372 shares of common stock.

c)	In March 2018, the registrant entered into a purchase agreement providing for the sale and issuance of an aggregate of 10,700 shares of its 20% non-voting Series A Convertible Preferred Stock (or Series A) and warrants to acquire an aggregate of 27,672 shares of its common stock to seven accredited investors. The securities were issued in two tranches (in March 2018 and May 2018), for aggregate gross proceeds of $10.7 million of cash. Cantor Fitzgerald & Co. acted as placement agent and received a fee equal to 7% of the gross proceeds received from U.S-based investors, as well as reimbursement for its actual, out-of-pocket accountable expenses (including legal fees and expenses) incurred in connection with the private placement. In May 2018, 2,898 shares of Series A were converted into 9,994 shares of common stock.

d)	In March 2019, the registrant entered into a Warrant Exercise Agreement which (i) amends the warrants issued in July 2018 to reduce the exercise price per share of such warrants and (ii) provides for the issuance of new warrants to purchase up to an aggregate of approximately 76,000 shares of the registrant’s common stock (the “New Warrants”). The New Warrants are exercisable after the six-month anniversary of issuance and terminate on the five-year anniversary following the initial exercise date. The New Warrants have an exercise price per share of $70.00.

e)	In January 2020, the registrant entered into a securities purchase agreement pursuant to which the registrant agreed to issue to investors who participated in a registered direct offering warrants (the “Warrants”) exercisable for an aggregate of 818,900 shares of common stock at an exercise price of $3.93 per share. Each Warrant was immediately exercisable and will expire five and one-half years from the issuance date.

Item 16.	Exhibits and Financial Statement Schedules.

See Exhibit Index following the signature page to this Registration Statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, New York, on this May 29, 2020.

SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/ Angelos M. Stergiou
Name:	Angelos M. Stergiou, M.D., Sc.D., h.c.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of SELLAS Life Sciences Group, Inc., hereby severally constitute and appoint Angelos M. Stergiou and John Burns, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Angelos M. Stergiou	President, Chief Executive Officer and Director (Principal Executive and Financial Officer)	May 29, 2020
Angelos M. Stergiou, M.D., Sc.D., h.c.

/s/ John Burns	Vice President, Finance and Corporate Controller (Interim Principal Accounting Officer)	May 29, 2020
John Burns, C.P.A.

/s/ Jane Wasman	Chair of the Board of Directors	May 29, 2020
Jane Wasman

/s/ David A. Scheinberg	Director	May 29, 2020
David A. Scheinberg, M.D., Ph.D.

/s/ Robert L. Van Nostrand	Director	May 29, 2020
Robert L. Van Nostrand

/s/ John Varian	Director	May 29, 2020
John Varian

EXHIBIT INDEX

The exhibits listed below are filed as part of or incorporated by reference into this Registration Statement on Form S-1.

Exhibit Number	Description	Form	Exhibit	Filing Date
2.1^	Agreement and Plan of Merger, dated as of August 7, 2017, by and among the Registrant, Galena Bermuda Merger Sub, Ltd., Sellas Intermediate Holdings I, Inc., Sellas Intermediate Holdings II, Inc. and SELLAS Life Sciences Group Ltd, as amended (included as Annex A to the proxy statement/prospectus/consent solicitation statement)	8-K	2.1	August 8, 2017
3.1	Composite Amended and Restated Certificate of Incorporation of the Registrant (formerly, Galena Biopharma, Inc.), amended as of December 27, 2017	10-K	3.1	April 13, 2018
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	3.1	March 12, 2018
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant	8-K	3.1	November 6, 2019
3.4	Amended and Restated By-Laws of the Registrant	8-K	3.3	January 5, 2018
4.1**	Form of Common Stock Certificate	10-K	4.1	April 13, 2018
4.2	Form of Contingent Value Rights Agreement among the Registrant (formerly RXi Pharmaceuticals Corporation), Computershare Trust Company, N.A., Computershare Inc., and Robert E Kennedy, dated April 13, 2011	8-K	10.1	April 14, 2011
4.3	First Amendment to Contingent Value Rights Agreement among the Registrant (formerly RXi Pharmaceuticals Corporation), Computershare Trust Company, N.A., Computershare Inc., and Robert E Kennedy, dated February 15, 2012	10-K	10.2	March 28, 2012
4.4	Registration Rights Agreement dated May 10, 2016 between the Registrant and Purchasers	10-Q	10.3	May 10, 2016
4.5	Series A Common Stock Purchase Warrant assigned to JGB (Cayman) Newton Ltd. dated May 10, 2016	10-Q	4.2	May 10, 2016
4.6	Series B Common Stock Purchase Warrant assigned to JGB (Cayman) Newton Ltd. dated May 10, 2016	10-Q	4.3	May 10, 2016
4.7	Subsidiary Guarantee dated May 10, 2016 between the Registrant and JGB Collateral LLC	10-Q	10.2	May 10, 2016
4.8	Security Agreement dated May 10, 2016 between the Registrant and JGB Collateral LLC	10-Q	10.4	May 10, 2016
4.9	Amended and Restated 9% Original Issue Discount Senior Secured Debenture Due November 10, 2018, issued to JGB (Cayman) Newton Ltd. as of August 22, 2016	8-K	4.1	August 23, 2016
4.10	Amendment Agreement, dated as of July 10, 2017, by and between JGB Cayman (Newton) Ltd. and the Registrant with respect to the 9% Original Issue Discount Senior Secured Convertible Debenture in the Original Issue Amount of $25,350,000 Issued and Sold to JGB Cayman (Newton) Ltd. by the Registrant	8-K	4.1	July 11, 2017
4.11	Consent, dated as of August 7, 2017, made by JGB (Cayman) Newton Ltd., in favor of the Registrant	8-K	10.3	August 8, 2017
4.12	Form of warrants granted on May 8, 2013 under the Loan and Security Agreement	10-Q	10.7	May 9, 2013
4.13	Form of Warrant Agreement by and among the Registrant, Computershare Inc. and Computershare Trust Company, N.A.	8-K	4.1	September 18, 2013
4.14	Warrant Agreement, dated as of March 18, 2015, by and among the Registrant, Computershare, Inc. and Computershare Trust Company, N.A.	10-Q	4.1	August 6, 2015
4.15	Form of Warrant Agreement by and among the Registrant, Computershare Inc. and Computershare Trust Company, N.A.	8-K	4.1	January 7, 2016
4.16	Form of Warrant, issued by the Registrant to the Investors on July 13, 2016	8-K	4.1	July 8, 2016
4.17	Form of Warrant Agreement, including the Form of Warrant, issued by the Registrant to the Investors on February 13, 2017	8-K	4.1	February 10, 2017

4.23	Warrant issued to EQC Private Markets SAC Fund Ltd – EQC Biotech Sely I Fund	8-K	10.5	January 5, 2018
4.18	Warrant Exchange Agreement by and between the Registrant and CVI Investments, Inc., dated February 6, 2018	10-K	10.73	April 13, 2018
4.19	Promissory Note by and between the Registrant and CVI Investments, Inc., dated February 6, 2018	10-K	10.74	April 13, 2018
4.20	Warrant Exchange Agreement by and between the Registrant and Anson Investments Master Fund LP, dated February 7, 2018	10-K	10.75	April 13, 2018
4.21	Warrant Exchange Agreement by and between the Registrant, Sabby Healthcare Master Fund Ltd and Sabby Volatility Warrant Master Fund Ltd, dated February 8, 2018	10-K	10.76	April 13, 2018
4.22	Warrant Exchange Agreement by and between the Registrant and Hudson Bay Master Fund Agreement, dated February 9, 2018	10-K	10.77	April 13, 2018
4.23	Promissory Note by and between the Registrant and Hudson Bay Master Fund Agreement, dated February 9, 2018	10-K	10.78	April 13, 2018
4.24	Warrant Exchange Agreement by and between the Registrant and Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, dated February 13, 2018	10-K	10.79	April 13, 2018
4.25	Promissory Note by and between the Registrant and Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, dated February 13, 2018	10-K	10.80	April 13, 2018
4.26	Warrant Exchange Agreement by and between the Registrant and Lincoln Park Capital LLC, dated February 14, 2018	10-K	10.81	April 13, 2018
4.27	Warrant Exchange Agreement by and between the Registrant and Empery Asset Master, Ltd., dated February 21, 2018	10-K	10.82	April 13, 2018
4.28	Warrant Exchange Agreement by and between the Registrant and Empery Tax Efficient, LP, dated February 21, 2018	10-K	10.83	April 13, 2018
4.29	Warrant Exchange Agreement by and between the Registrant and Empery Tax Efficient II, LP, dated February 21, 2018	10-K	10.84	April 13, 2018
4.30	Promissory Note by and between the Registrant and Empery Asset Master, Ltd., dated February 21, 2018	10-K	10.85	April 13, 2018
4.31	Promissory Note by and between the Registrant and Empery Tax Efficient, LP, dated February 21, 2018	10-K	10.86	April 13, 2018
4.32	Promissory Note by and between the Registrant and Empery Tax Efficient II, LP, dated February 21, 2018	10-K	10.87	April 13, 2018
4.33	Warrant Agreement including form of accompanying Common Warrant as Exhibit B thereto, dated as of July 16, 2018, among the Registrant, Computershare, Inc., and Computershare Trust Company N.A.	8-K	10.1	July 18, 2018
4.34	Amendment to Warrant Agreement including form of accompanying Common Warrant as Exhibit B thereto, dated as of July 16, 2018, among the Registrant, Computershare, Inc., and Computershare Trust Company N.A.	8-K	10.2	July 9, 2019
4.35	Form of Pre-funded Warrant in connection with July 2018 public offering	8-K	10.2	July 18, 2018
4.36	Form of Warrant issued in exchange of Series A Preferred Stock in connection with July 2018 public offering	8-K	10.3	July 18, 2018
4.37	Warrant Exchange Agreement by and between the Registrant and Intracoastal Capital LLC dated May 25, 2018 (including as Exhibit A thereto, that certain Convertible Promissory Note by and between the Registrant and Intracoastal Capital LLC dated May 25, 2018)	8-K	10.1	June 1, 2018
4.38	Form of New Warrant issued in connection with Warrant Exercise Agreement dated March 6, 2019	8-K	4.1	March 6, 2019
4.39	Warrant Agreement, including form of accompanying Common Warrant as Exhibit B thereto, dated as of June 18, 2019, among the Registrant, Computershare Inc., and Computershare Trust Company N.A.	8-K	10.1	June 18, 2019
4.40	Form of Pre-Funded Warrant in connection with June 2019 public offering	8-K	10.2	June 18, 2019

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
9.1	Securities Purchase Agreement dated March 7, 2018 by and between the Registrant and certain investors	8-K	10.1	March 12, 2018
10.1**	The Registrant’s 2016 Incentive Plan effective as of July 14, 2016	8-K	10.3	August 22, 2016
10.2**	Form Incentive Stock Option granted under the Registrant’s 2016 Incentive Plan	10-Q	10.1	August 8, 2015
10.3**	Form Nonstatutory Stock Option granted under the Registrant’s 2016 Incentive Plan	10-Q	10.2	August 8, 2015
10.4**	SELLAS Life Sciences Group, Ltd Stock Incentive Plan #1	S-4/A	10.61	October 30, 2017
10.5**	Form of Restricted Stock Unit Grant and Agreement under SELLAS Life Sciences Group Ltd Stock Incentive Plan #1	S-4/A	10.63	October 30, 2017
10.6**	2017 Equity Incentive Plan of the Registrant	8-K	10.10	January 5, 2018
10.7**	2017 Employee Stock Purchase Plan of the Registrant	8-K	10.11	January 5, 2018
10.8**	Form of Stock Option Grant Notice and Option Agreement under the 2017 Equity Incentive Plan.	8-K	10.2	March 19, 2018
10.9**	Form of Restricted Stock Unit Grant and Agreement under the 2017 Equity Incentive Plan.	10-K	10.9	April 13, 2018
10.10**	Employment Agreement by and between SELLAS Life Sciences Group AG and Angelos Stergiou, effective September 1, 2016	S-4/A	10.53	October 30, 2017
10.11**	Employment Agreement by and between SELLAS Life Sciences Group AG and Gregory Torre, effective September 1, 2016	S-4/A	10.54	October 30, 2017
10.12**	Employment Agreement by and between SELLAS Life Sciences Group AG and Nicholas Sarlis, effective September 19, 2016	S-4/A	10.55	October 30, 2017
10.13**	Employment Agreement by and between SELLAS Life Sciences Group Ltd and Aleksey Krylov, dated October 24, 2017	S-4/A	10.56	October 30, 2017
10.14**	Retention Agreement Letter by and between SELLAS Life Sciences Group Ltd and Gregory Torre, dated July 31, 2017	S-4/A	10.57	October 30, 2017
10.15**	Retention Agreement Letter by and between SELLAS Life Sciences Group Ltd and Nicholas Sarlis, dated August 2, 2017	S-4/A	10.58	October 30, 2017
10.16**	Letter Employment Agreement by and between SELLAS Life Sciences Group, Inc. and Barbara Wood, dated March 14, 2018	8-K	10.1	March 19, 2018
10.17+	Patent and Technology License Agreement, dated September 11, 2006, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera, Inc. (formerly Advanced Peptide Therapeutics, Inc.)	10-Q	10.1	August 15, 2011
10.18	Amendment No. 1 to Patent and Technology License Agreement, dated December 21, 2007, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera, Inc. (formerly Advanced Peptide Therapeutics, Inc.)	10-Q	10.2	August 15, 2011
10.19	Amendment No. 2 to Patent and Technology License Agreement, dated September 3, 2008, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera, Inc. (formerly Advanced Peptide Therapeutics, Inc.)	10-Q	10.3	August 15, 2011
10.20	Amendment No. 3 to Patent and Technology License Agreement, dated July 8, 2009, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera, Inc. (formerly Advanced Peptide Therapeutics, Inc.)	10-Q	10.4	August 15, 2011

10.21+	Amendment No. 4 to Patent and Technology License Agreement, dated February 11, 2010, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera, Inc. (formerly Advanced Peptide Therapeutics, Inc.)	10-Q	10.5	August 15, 2011
10.22+	Amendment No. 5 to Patent and Technology License Agreement, dated January 10, 2011, by and among the Board of Regents of the University of Texas System, the University of Texas M.D. Anderson Cancer Center, the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and Apthera, Inc. (formerly Advanced Peptide Therapeutics, Inc.)	10-Q	10.6	August 15, 2011
10.23	Scientific Advisory Agreement between the Registrant (formerly Galena Biopharma, Inc.) and George E. Peoples, Ph.D., dated April 13, 2011	10-Q	10.10	August 15, 2011
10.24+	Exclusive License Agreement, dated as of July 11, 2011, by and among The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., the Registrant (formerly Galena Biopharma, Inc.) and its wholly owned subsidiary, Apthera, Inc.	10-Q	10.12	August 15, 2011
10.25+	Exclusive License Agreement, dated as of September 16, 2011, by and among The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., The Board of Regents of the University of Texas System, The University of Texas M. D. Anderson Cancer Center and the Registrant (formerly Galena Biopharma, Inc.)	8-K	10.1	September 21, 2011
10.26+	License Agreement, effective as of April 30, 2009, between Kwangdong Pharmaceutical Co., Ltd. and Apthera, Inc.	10-K	10.45	March 28, 2012
10.27	Amendment No. 1 to License Agreement, dated as of January 13, 2012, by and among Apthera, Inc., Kwangdong Pharmaceutical Co., Ltd., and the Registrant	10-K	10.46	March 28, 2012
10.28+	License and Supply Agreement, effective December 3, 2012, by and between the Registrant and ABIC Marketing Limited, a subsidiary of Teva Pharmaceuticals	10-K	10.43	March 12, 2013
10.29+	License and Development Agreement, dated January 13, 2014, between the Registrant and Dr. Reddy’s Laboratories, Ltd.	10-K	10.36	March 17, 2014
10.30+	Exclusive License Agreement, dated as of December 20, 2013, between Mills Pharmaceuticals, LLC and BioVascular, Inc.	10-K	10.37	March 17, 2014
10.31	Amendment of the Exclusive License Agreement by and between Mills Pharmaceuticals, LLC and BioVascular, Inc.	8-K	10.1	September 11, 2017
10.32	License Agreement by and between SELLAS Life Sciences, Inc. and Madison Avenue Suites LLC, dated March 20, 2017	S-4/A	10.64	October 30, 2017
10.33+	Amended and Restated Exclusive License Agreement by and between SELLAS Life Sciences Group Ltd and Memorial Sloan Kettering Cancer Center, effective October 11, 2017	S-4/A	10.65	October 30, 2017
10.34	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers	8-K	10.8	January 5, 2018
10.35	License Agreement made as of May 19, 2018 by and between the Registrant and 38th Street Suites LLC	8-K	10.1	May 24, 2018
10.36	Surrender Agreement made as of May 19, 2018 by and between the Registrant and Madison Avenue Suites LLC	8-K	10.2	May 24, 2018
10.37	Settlement Agreement between SELLAS Life Sciences Group, Inc. and individual named defendants, on the one hand, and JGB (Cayman) Newton, Ltd., JGB Collateral LLC, JGB Capital Offshore Ltd., JGB Partners L.P., and JGB Capital L.P., on the other hand, dated as of November 5, 2018	8-K	10.1	November 9, 2018
10.38	Securities Purchase Agreement dated May 10, 2016 between the Registrant and Purchasers	10-Q	10.1	May 10, 2016
10.39	Amendment Agreement between the Registrant and JGB (Cayman) Newton Ltd. dated August 22, 2016.	8-K	10-1	August 23, 2016

10.40	Waiver dated December 14, 2016 to the Securities Purchase Agreement, dated as of May 10, 2016, by and between Registrant and JGB (Cayman) Newton Ltd.	8-K	10.3	February 7, 2017
10.41	Waiver dated April 1, 2017 to the Securities Purchase Agreement dated as of May 10, 2016 by and between the Registrant and JGB (Cayman) Newton Ltd.	8-K	10.1	April 3, 2017
10.42	Form of Voting Agreement by and between the Registrant and its named executive officers, Board of Directors and certain stockholders	8-K	10.2	March 12, 2018
10.43	Form of Warrant issued pursuant to that certain Securities Purchase Agreement dated March 7, 2018 by and between the Registrant and certain investors	8-K	4.1	March 12, 2018
10.44	Form of Warrant Exercise Agreement dated March 6, 2019	8-K	10.1	March 6, 2019
10.45	Amendment Agreement dated May 1, 2017 between the Registrant and JGB (Cayman) Newton Ltd.	8-K	10.1	May 2, 2017
10.46	Equity Distribution Agreement dated October 29, 2019, between the Registrant and Maxim Group LLC	8-K	10.1	October 31, 2019
10.47	Form of Investor Agreement	8-K	10.1	July 9, 2019
10.48	Form of Stock Option Grant Notice and Option Agreement under the 2019 Equity Incentive Plan.	10-K	10.48	March 13, 2020
10.49	Form of Restricted Stock Unit Grant and Agreement under the 2019 Equity Incentive Plan.	10-K	10.49	March 13, 2020
14.1	Code of Business Conduct and Ethics	8-K	14.1	January 5, 2018
21.1	Subsidiaries of the Registrant	10-K	21.1	April 13, 2018
23.1*	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page hereto)

*	Filed herewith.

**	Indicates management contract or compensatory plans or arrangements.

^	The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

+	Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.